EXHIBIT 12

July 23, 2024

Red Oak Capital Fund VII, LLC

5925 Carnegie Blvd., Suite 110

Charlotte, NC 28209

Re:	Securities Qualified under Amendment on Form 1-A

Ladies and Gentlemen:

We have acted as counsel to Red Oak Capital Fund VII, LLC, a Delaware corporation (the “Company”), in connection with the preparation of the Company’s amendment on Form 1-A (the “Amendment”) pursuant to Rule 252 of Regulation A under the Securities Act of 1933, as amended (the “1933 Act“), filed by the Company today with the Securities and Exchange Commission (the “Commission”).  The Registration Statement relates to the proposed offer and sale by the Company of up to $75,000,000 in the aggregate principal amount of the Company’s 8.0% Series A Unsecured Bonds (the “Debt Securities”). The Debt Securities are to be issued pursuant to the Indenture filed as Exhibit 3(a) to the Amendment, between the Company and UMB Bank, N.A., as trustee (the “Indenture”).  This opinion letter is being delivered in accordance with the requirements of Item 17 of Form 1-A under the Securities Act.

As the Company’s counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s certificate of incorporation and bylaws, each as amended to date, and minutes and records of the corporate proceedings of the Company relating to the filing of the Amendment and the issuance of the Debt Securities, as provided to us by the Company, certificates of public officials and of representatives of the Company, and statutes and other instruments and documents, including the Debt Securities and the Indenture, as a basis for the opinions hereinafter expressed.  In rendering this opinion, we have relied upon certificates of public officials and representatives of the Company with respect to the accuracy of the factual matters contained in such certificates.

In connection with such examination, we have assumed (a) the genuineness of all signatures and the legal capacity of all signatories; (b) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies; (c) that each of the Indenture and the Debt Securities constitute the enforceable obligation of the parties thereto other than the Company; and (d) the proper issuance and accuracy of certificates of public officials and representatives of the Company.

Based on and subject to the foregoing, and having regard for such legal considerations as we deem relevant, it is our opinion that the Indenture and the Debt Securities have been duly authorized by all necessary corporate action of the Company and, assuming the execution and delivery of the Indenture by the parties thereto and the authentication, execution and delivery of the Debt Securities in accordance with the Indenture and issuance and payment therefor in the manner contemplated by the Registration Statement, the Debt Securities will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to (a) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (b) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.  We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws or of unknown future rights or (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to federal or state securities laws.

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This opinion is limited to the laws of the State of Delaware, and to the DGCL and applicable provisions of the Delaware Constitution, in each case as currently in effect, and reported judicial decisions as of the date of this opinion that interpret the DGCL and such provisions of the Delaware Constitution, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

This opinion is rendered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof.

This opinion is furnished to you in connection with the filing of the Amendment and is not to be used, circulated, quoted or relied upon for any other purpose except that purchasers of the Debt Securities offered pursuant to the Amendment may rely on this opinion to the same extent as if it were addressed to them.

                We hereby consent to the filing of this opinion as an exhibit to the Amendment and to any reference to the name of our firm in the Amendment.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder.

Very truly yours,

Womble Bond Dickinson (US) LLP

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